Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Team, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement No. 333-184345, No. 333-151151, No. 333-138011, No. 119346, No. 333-119344, No. 333-119341, No. 333-74070 on Form S-8 of Team, Inc. and Subsidiaries of our reports dated August 12, 2013, with respect to the consolidated balance sheets of Team, Inc. and Subsidiaries as of May 31, 2013, and 2012, and the related consolidated statements of income, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended May 31, 2013, and the effectiveness of internal control over financial reporting as of May 31, 2013, which report appears in the fiscal year 2013 annual report on Form 10-K of Team, Inc.

(signed) KPMG LLP

Houston, Texas

August 12, 2013